TELEBANC FINANCIAL CORPORATION



                           CERTIFICATE OF DESIGNATION
                                     OF THE
                            SERIES A PREFERRED STOCK
                                       AND
                            SERIES B PREFERRED STOCK
                                       AND
                            SERIES C PREFERRED STOCK


         The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted on February 25, 1997, by the Board of Directors of TELEBANC FINANCIAL CORPORATION, a Delaware corporation, acting pursuant to the authority granted to the Board of Directors in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware:

         RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, there is hereby created the series of serial preferred stock as set forth in this Certificate of Designation.

         The following is a statement of the designations, preferences, voting powers, qualifications, special or relative rights and privileges in respect of the authorized capital stock of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock of TeleBanc Financial Corporation (the "Corporation").

         1.       Designation.

         A total of 29,900 shares of the Corporation's Preferred Stock shall be designated the "Series A Voting Convertible Preferred Stock" (the "Series A Preferred Stock"), 29,900 shares of the Corporation's Preferred Stock shall be designated the "Series B Nonvoting Convertible Preferred Stock" (the "Series B Preferred Stock") and 7,000 shares of the Corporation's Preferred Stock shall be designated the "Series C Nonvoting Convertible Preferred Stock (the "Series C Preferred Stock"). The Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock shall be collectively referred to as the "Preferred Stock."

         2.       Dividends.

                  (a) Computation of Cumulative Dividends. The holders of the outstanding shares of Preferred Stock shall be entitled to receive, out of funds legally available therefor, cumulative dividends on each share of Preferred Stock which shall accrue on the Liquidation Preference of each share of Preferred Stock plus all accrued but unpaid dividends thereon, at the annual rates of (i) 4% per annum from the date of issuance through and including March 31, 2002 (except that if any shares of Preferred Stock are outstanding after March 31, 2002, dividends accrued on such outstanding shares for the period from January 1, 2002 through and including March 31, 2002 shall be recalculated at the rate of 4.875% per annum), (ii) 4.875% per annum from March 31, 2002 through and including June 30, 2002, (iii) 5.75% per annum from June 30, 2002 through and including January 1, 2003, (iv) 6.625% per annum from January 1, 2003 through and including March 31, 2003 (except that if any shares of Preferred Stock are outstanding after March 31, 2003, dividends accrued on such shares during such period shall be recalculated at the rate of 7.0% per annum), (v) 7.0% per annum from March 31, 2003 through and including June 30, 2003, (vi) 8.25% per annum from June 30, 2003 through and including January 1, 2004, (vii) 9.5% per annum from January 1, 2004 through and including March 31, 2004 (except that if any shares of

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Preferred Stock are outstanding after March 31, 2004,  dividends accrued on such shares during such period shall be recalculated at the rate of 9.75% per annum) and (viii) 9.75% per annum, as such rate shall be increased by 1.5% per annum on each June 30 and January 1 thereafter, from March 31, 2004 until all shares of Preferred Stock are redeemed in accordance with Section 6 hereof, converted into common stock, par value of $.01 of the Company (the "Voting Common Stock") or into nonvoting common stock, par value of $.01 of the Company (the "Nonvoting Common Stock", and together with the Voting Common Stock, the "Common Stock") in accordance with Section 5 hereof or upon the liquidation, dissolution or winding up of the Corporation pursuant to Section 3 hereof. Dividends shall be payable semi-annually in arrears in cash on each March 31 and September 30, commencing on March 31, 1997, or if such day is not a Business Day, on the next succeeding Business Day. If an Event of Noncompliance shall occur and be continuing under the Purchase Agreement (as hereinafter defined), dividends shall accrue on the outstanding shares of Preferred Stock at an annual rate which is 2% higher than the otherwise applicable rate during the period in which such Event of Noncompliance is continuing.

                  All numbers relating to calculation of cumulative dividends shall be subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Corporation. Such dividends on the Preferred Stock shall be cumulative so that if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof set apart, the deficiency shall first be fully paid before any dividend or other distribution shall be paid or declared and set apart for the Common Stock.

                  (b) Distribution. Subsidiaries of the Corporation may declare and make payment of cash and stock dividends, return capital and make distributions of assets to the Corporation, and nothing herein contained shall prevent the Corporation from (i) effecting a stock split or declaring or paying any dividend consisting of shares of any class of capital stock paid to the holders of shares of such class of capital stock; (ii) complying with any specific provision of the terms of the Preferred Stock as set forth herein (including, without limitation, redemption of the Preferred Stock in accordance with its terms); or (iii) complying with any provision of that certain $29,900,000 Unit Purchase Agreement, dated as of February 19, 1997, between the Corporation and the purchasers named therein (the "Purchase Agreement") or the Related Agreements (as defined in the Purchase Agreement).

                  (c) Participating Dividends. In the event that the Board of Directors of the Corporation shall declare one or more dividends payable upon the then outstanding shares of Common Stock (other than a stock dividend on the Common Stock distributed solely in the form of additional shares of Common Stock), each holder of shares of Preferred Stock shall be entitled to the amount of dividends as would be declared payable on the largest number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted pursuant to the provisions of Section 5 hereof, such number determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend.

                  (d) Dividends to Holders of Nonvoting Common Stock. In the event that the Corporation shall make or issue to (or shall fix a record date for determination of) holders of capital stock of the Corporation (including any holders of Nonvoting Common Stock), a dividend or other distribution payable in Voting Common Stock or other securities of the Corporation which are voting securities, the Corporation shall make available to each holder of Preferred Stock, at such holder's request, dividends, consisting of nonvoting securities (except as otherwise required by law) of the Corporation which are otherwise identical to the voting securities.

         3.       Liquidation, Dissolution or Winding Up.

         In the  event of any  liquidation,  dissolution  or  winding  up of the
Corporation,   whether  voluntary  or  involuntary,  or  in  the  event  of  its insolvency, before any distribution or payment is

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made to any  holders  of Common  Stock or any other  class or series of  capital stock of the Corporation designated to be junior to the Preferred Stock and subject to the liquidation rights and preferences of any class or series of preferred stock designated in the future to be senior to, or on a parity with, the Preferred Stock with respect to liquidation preferences, the holders of each share of Preferred Stock (the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock being treated as a single class for purposes of this Section 3) shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes whether such assets are capital, surplus or earnings ("Available Assets"), an amount equal to the greater of:

                  (a) $541.69  per share of  Preferred  Stock (the  "Liquidation
Preference"), plus all accrued but unpaid dividends thereon, whether or not earned or declared up to and including the date full payment shall be tendered to the holders of the Preferred Stock with respect to such liquidation, dissolution or winding up; or

                  (b) an amount equal to such amount per share of Preferred Stock as would have been payable had each share of Preferred Stock been converted to Common Stock immediately prior to such event of liquidation, dissolution or winding up.

         The amounts set forth above and throughout this Section 3 shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Corporation.

         If, upon liquidation, dissolution or winding up of the Corporation, the Available Assets shall be insufficient to pay the holders of Preferred Stock the full amount to which they otherwise would be entitled to receive, the holders of Preferred Stock shall share ratably in any distribution of Available Assets pro rata in proportion to the respective liquidation preference amounts to which they would otherwise be entitled to receive upon liquidation if all liquidation preference dollar amounts owing to the holders of Preferred Stock were paid in full.

         After such payment shall have been made in full to the holders of the Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Preferred Stock so as to be available for such payment, the remaining assets available for distribution shall be distributed ratably among the holders of the Common Stock.

         If at any time or from time to time there shall be a capital reorganization of the Common Stock, or a merger or consolidation of the Corporation with or into another corporation unless the Corporation shall be the surviving corporation, or a Change of Control (as defined in the Purchase Agreement) (a "Reorganization"), such Reorganization shall, at the option of the holders of at least a majority of the then outstanding shares of Preferred Stock (voting as a separate class), be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 3; provided, however, that each holder of Preferred Stock shall have the right to elect the benefits of the provisions of Section 5(g) hereof in lieu of receiving payment in liquidation, dissolution or winding up of the corporation pursuant to this Section 3.

         Whenever the distribution provided for in this Section 3 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation. All distributions (including distributions other than cash) made hereunder shall be made pro rata with respect to each holder of Preferred Stock in accordance with the liquidation preference amounts described in this Section 3 above. In the event of any dispute between the holders of the Preferred Stock and the Corporation regarding the determination of the fair market value of non-cash distributions, at the election of the holders of at least a majority of the then outstanding shares of Preferred Stock (voting as a separate class), the Corporation shall engage a consulting or investment banking firm selected by the Board

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



of Directors and approved by the holders of at least a majority of the then outstanding shares of Preferred Stock (voting as a separate class) to prepare an independent appraisal of the fair market value of such property to be distributed. The expenses of any appraisal by such consulting or investment banking firm shall be borne by the Corporation.

         4.       Voting Power.

                  (a) Series A Preferred Stock. Except as otherwise expressly provided in this Section 4, or as otherwise required by law, each holder of Series A Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Series A Preferred Stock could be converted, pursuant to the provisions of Section 5 hereof, at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise expressly provided herein or as otherwise required by law, the holders of shares of Series A Preferred Stock and Common Stock shall vote together (or render written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the Corporation.

         At any time prior to a Qualified Public Offering (as defined below), the holders of Preferred Stock shall be entitled to designate not more than two individuals (the "Preferred Stock Directors") by written notice to the Board of Directors of the Corporation (the "Board") and, provided that each such designated individual is eligible to serve as a director of the Corporation under applicable laws and regulations, the Corporation shall nominate for election, at each meeting of shareholders of the Corporation or otherwise at which time directors are to be elected, a number of such designated individuals (not in excess of the lesser of two or the number of directors to be elected at such time) such that the number of Preferred Stock Directors serving on the Board shall be two. So long as an affiliate of Conning & Company holds Preferred Stock, Conning & Company shall have the right to designate one of the Preferred Stock Directors and such Preferred Stock Director shall at all times be an officer, employee or other designee of Conning & Company. So long as CIBC WG Argosy Merchant Fund 2, L.L.C. ("CIBC") or an affiliate of CIBC holds Preferred Stock, CIBC shall have the right to designate one of the Preferred Stock Directors. If for any reason CIBC or Conning elects not to or is unable by reason of a regulatory prohibition to designate one of the Preferred Stock
Directors, the holder of the largest percentage of Series A Preferred Stock other than Conning & Company and CIBC, if eligible under the then current law, shall designate such Preferred Stock Director. For purposes of this Section 4, a "Qualified Public Offering" shall mean a public offering pursuant to all applicable requirements under the Securities Act of 1933, as amended, in which the aggregate price paid for shares of Common Stock sold by the Corporation in such offering is equal to or greater than $25,000,000.

                  (b) Series B Preferred Stock. Except as otherwise provided herein or as otherwise required by law, the holders of Series B Preferred Stock shall not be entitled to vote on any matter voted on by the stockholders of the Corporation. Notwithstanding the foregoing, holders of shares of the Series B Preferred Stock shall be entitled to vote as a separate class on any amendment to this Section 4 and on any amendment, repeal or modification of any provision of the Corporation's Certificate of Incorporation that adversely affects the powers, preferences or special rights of holders of the Series B Preferred Stock, respectively.

                  (c) Series C Preferred Stock. Except as otherwise provided herein or as otherwise required by law, the holders of Series C Preferred Stock shall not be entitled to vote on any matter voted on by the stockholders of the Corporation. Notwithstanding the foregoing, holders of shares of the Series C Preferred Stock shall be entitled to vote as a separate class on any amendment to this Section 4 and on any amendment, repeal or modification of any provision of the Corporation's Certificate of Incorporation that adversely affects the powers, preferences or special rights of holders of the Series C Preferred Stock, respectively.

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

         5.       Conversion Rights.

                  (a)      General.

                           (i) Subject to the Certificate of Incorporation of the Corporation, each share of Series A Preferred Stock held by any person or entity may, at the option of such person or entity, be converted at any time into one fully-paid and non-assessable share of Series B Preferred Stock and each share of Series B Preferred Stock held by any person or entity may, at the option of such person or entity, be converted at any time into one fully-paid and non-assessable share of Series A Preferred Stock. Upon the occurrence of a Conversion Event in accordance with Section 5(n)(ii) and otherwise subject to and in compliance with the provisions of this Section 5 each share of Series C Preferred Stock held by any person or entity may, at the option of such person or entity, be converted at anytime and from time to time into one fully-paid and non-assessable share of Series A Preferred Stock or Series B Preferred Stock.

                           (ii) Subject to and in compliance with the provisions of this Section 5, each share of Series A Preferred Stock or Series B Preferred Stock held by any person or entity may, at the option of such person or entity, be converted at any time and from time to time into fully-paid and non-assessable shares of Voting Common Stock. Subject to and in compliance with the provisions of this Section 5, each share of Series C Preferred Stock held by any person or entity may, at the option of such person or entity, be converted at any time and from time to time into fully-paid and non-assessable shares of Nonvoting Common Stock and upon the occurrence of a Conversion Event in accordance with
         Section 5(n)(ii), shares of Voting Common Stock. The number of shares of Common Stock to which a holder of Preferred Stock shall be entitled to receive upon conversion shall be the product obtained by multiplying the Applicable Conversion Rate (determined as provided in Section 5(b)) by the number of shares of Preferred Stock being converted at any time.

                  (b) Applicable Conversion Rate. The conversion rate in effect at any time for the Preferred Stock (the "Applicable Conversion Rate") shall be the quotient obtained by dividing the sum of $541.69 plus all accrued and unpaid dividends not otherwise paid to the holder of Preferred Stock in cash at such holder's option pursuant to Section 5(m) by the Applicable Conversion Value, calculated as provided in Section 5(c).

                  (c) Applicable Conversion Value. The Applicable Conversion Value in effect from time to time, except as adjusted in accordance with Section 5(d) hereof, shall be $13.50 (the "Applicable Conversion Value").

                  (d) Adjustments to Applicable Conversion Value of Preferred Stock.

                           (i)(A) Upon Dilutive Issuances of Common Stock or Convertible Securities. If the Corporation shall, while there are any shares of Preferred Stock outstanding, issue or sell shares of its Common Stock or Common Stock Equivalents (as defined in the Purchase Agreement) without consideration or at a price per share less than the Applicable Conversion Value in effect immediately prior to such issuance or sale (a "Diluting Issue"), then in each such case such Applicable Conversion Value, except as hereinafter provided, shall be lowered so as to be equal to an amount determined by multiplying such Applicable Conversion Value by a fraction:

                                    (1) the  numerator of which shall be (a) the
                  number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock or Common Stock Equivalents, plus (b) the number of shares of Common Stock or Common Stock Equivalents which the net aggregate consideration, if any, received by the Corporation for the total number of such additional shares of Common Stock or Common Stock Equivalents so issued in such

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                   Diluting  Issue would  purchase at the Applicable  Conversion
                   Value in effect immediately prior to such issuance, and

                                    (2) the  denominator  of which  shall be (a)
                  the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock or Common Stock Equivalents, plus (b) the number of such additional shares of Common Stock or Common Stock Equivalents so issued in such Diluting Issue.

                                    The provisions of the foregoing paragraph as
         they may apply to the Preferred Stock may be waived in any instance (without the necessity of convening any meeting of stockholders of the Corporation) upon the written agreement of at least two thirds of the then outstanding shares of Preferred Stock (voting as a separate class).

                                    (i)(B) Upon Dilutive  Issuances of Warrants,
         Options and Purchase Rights to Common Stock or Convertible Securities.

                                    (1)  For  the   purposes  of  this   Section
                  5(d)(i), the issuance of any Common Stock Equivalent shall be deemed an issuance of Common Stock with respect to adjustments in the Applicable Conversion Value if the Net Consideration Per Share (as hereinafter determined) which may be received by the Corporation for such Common Stock shall be less than the Applicable Conversion Value in effect at the time of such issuance. Any obligation, agreement or undertaking to issue Common Stock Equivalents at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No adjustment of the Applicable Conversion Value shall be made under this
                  Section 5(d)(i) upon the issuance of any shares of Common Stock which are issued pursuant to the exercise, conversion or exchange of any Common Stock Equivalents if any adjustment shall previously have been made upon the issuance of any such Common Stock Equivalents as above provided.

                                    (2)   Adjustments   for    Cancellation   or
                  Expiration of Common Stock Equivalents. Should the Net Consideration Per Share of any such Common Stock Equivalents be decreased from time to time, then, upon the effectiveness of each such change, the Applicable Conversion Value will be that which would have been obtained (x) had the adjustments made upon the issuance of such Common Stock Equivalents been made upon the basis of the actual Net Consideration Per Share of such securities, and (y) had the adjustments made to the Applicable Conversion Value since the date of issuance of such Common Stock Equivalents been made to such Applicable Conversion Value as adjusted pursuant to clause (x) above. Any adjustment of the Applicable Conversion Value with respect to this Section 5(d)(i) which relates to any Common Stock Equivalent shall be disregarded if, as, and when such Common Stock Equivalent expires or is cancelled without being exercised, or is repurchased by the Corporation at a price per share at or less than the original purchase price, so that the Applicable Conversion Value effective immediately upon such cancellation or expiration shall be equal to the Applicable Conversion Value that would have been in effect had the expired or cancelled Common Stock Equivalent not been issued.

                                    (3)  Net   Consideration   Per  Share.   For
                  purposes of this paragraph, the "Net Consideration Per Share" which may be received by the Corporation shall be determined as follows:

                                            (a)     The "Net  Consideration  Per
                  Share" shall mean the amount equal to the total amount of consideration, if any, received by the Corporation for the issuance of such Common Stock Equivalents, plus the minimum

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



                  amount of consideration, if any, payable to the Corporation upon exercise, or conversion or exchange thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such Common Stock Equivalents were exercised, exchanged or converted.

                                            (b)     The "Net  Consideration  Per
                  Share" which may be received by the Corporation shall be determined in each instance as of the date of issuance of Common Stock Equivalents without giving effect to any possible future upward price adjustments or rate adjustments which may be applicable with respect to such Common Stock Equivalents.

                           (i)(C) Stock Dividends for Holders of Capital Stock Other Than Common Stock. In the event that the Corporation shall make or issue, or shall fix a record date for the determination of (and thereafter shall issue to) holders of any capital stock of the Corporation (other than holders of Common Stock) entitled to receive a dividend or other distribution payable in Common Stock or securities of the Corporation convertible into or otherwise exchangeable for shares of Common Stock of the Corporation, then such Common Stock or other securities issued in payment of such dividend shall be deemed to have been issued for no consideration, except for (1) dividends payable in shares of Common Stock payable pro rata to holders of Preferred Stock and to holders of any other class of stock (whether or not paid to holders of any other class of stock), or (2) with respect to the Preferred Stock, dividends payable in shares of the same series of Preferred Stock; provided, however, that holders of any shares of Preferred Stock shall be entitled to receive, in lieu of such Preferred Stock, the shares of Common Stock for which the shares of Preferred Stock are then convertible.

                           (i)(D) Consideration Other than Cash. For purposes of this Section 5(d)(i), if a part or all of the consideration received by the Corporation in connection with the issuance of shares of the Common Stock or the issuance of any of the securities described in this
         Section 5(d)(i) consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Board of Directors of the Corporation. In the event of any dispute between the holders of the Preferred Stock and the Corporation regarding the determination of fair market value, upon the request of the holders of at least a majority of the then outstanding shares of Preferred Stock (voting as a separate class), the Corporation shall engage a consulting firm or investment banking firm, selected by the Board of Directors and approved by the holders of at least a majority of the outstanding shares of Preferred Stock (voting as a separate class), to prepare an independent appraisal of the fair market value of such property to be distributed. The expenses of any appraisal by such consulting or investment banking firm shall be borne by the Corporation.

                           (i)(E) Exceptions to Antidilution Adjustments; Basket for Reserved Employee Shares. This Section 5(d)(i) shall not apply (a) under any of the circumstances which would constitute an Extraordinary Common Stock Event (as described below); (b) up to 757,230 shares of Common Stock, or options exercisable therefor, issued to directors, officers or employees of or consultants to the Company or any of its subsidiaries pursuant to any qualified or non-qualified stock option plan or agreement, employee stock ownership plan, stock purchase agreement, stock plan, stock restriction agreement, or consulting agreement or such other options, arrangements, agreements or plans approved by the Board of Directors; (c) up to 120,000 shares of Common Stock pursuant to the Additional Options (as defined in the Purchase Agreement); (d) up to 162,461 shares of Common Stock to be issued in connection with the Corporation's pending acquisition of Arbor Capital Partners, Inc., (e) up to 24,201 shares of Common Stock issuable pursuant to the Arbor Option, (f) up to 198,088 shares of Common Stock issuable pursuant to the exercise of the Warrants (as defined in the Purchase Agreement), (g) up to 205,563 shares of Common Stock issuable pursuant to the exercise of the Contingent Warrants (as defined in the Purchase

         Agreement); (h) up to 345,000 shares of Common Stock issuable pursuant to the exercise of the Public Warrants (as defined in the Purchase Agreement); and (i) shares of Common Stock issued in connection with Acquisitions (as defined in the Purchase Agreement) approved by the Board of Directors, at a price equal to no less than the fair market value therefor (as determined in good faith by the Board of Directors), provided that such shares are issued to such Person or its holders in the Acquisition.

                           (ii) Upon Extraordinary  Common Stock Event. Upon the
         happening of an Extraordinary Common Stock Event (as hereinafter defined), the Applicable Conversion Value (and all other conversion values set forth in Section 5(d)(i) above) shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the Applicable Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Applicable Conversion Value. The Applicable Conversion Value, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

                                    An "Extraordinary  Common Stock Event" shall
         mean (i) the issue of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination or reverse stock split of outstanding shares of Common Stock into a smaller number of shares of the Common Stock.

         (e)      Automatic Conversion Upon Election of Corporation.

                  (i) Provided that (A) the price of the Corporation's Common Stock as listed on NASDAQ or any other national securities exchange, for a period of 30 consecutive trading days exceeds (1) at any time following February 27, 1999 but on or prior to February 27, 2000, 145% of the Applicable Conversion Value, (2) at any time following February 27, 2000 but on or prior to February 27, 2001, 170% of the Applicable Conversion Value, or (3) at any time following February 27, 2001 but on or prior to February 27, 2002, 190% of the Applicable Conversion Value, and (B) the average daily trading volume of the Corporation's Common Stock for the prior 30 consecutive trading days exceeds 10,000 shares, the Corporation may, upon written notice to all of the holders of the outstanding shares Preferred Stock, require that all of the outstanding shares of Preferred Stock convert, subject to and in accordance with the other provisions of this Section 5, into shares of Common Stock at the then Applicable Conversion Rate. Upon delivery of such notice by the Corporation, all outstanding shares of Preferred Stock shall be converted automatically into the number of shares of Common Stock into which such shares of Preferred Stock are then convertible pursuant to Section 5 hereof as of the date of the mailing of such written notice, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the number of shares of Preferred Stock converted pursuant to this Section 5(e)(i) shall not require approval of the Office of Thrift Supervision or any other approval under the Certificate of Incorporation of the Corporation.

                  (ii) Surrender of Certificates Upon Automatic Conversion. Upon the occurrence of the conversion event specified in Section 5(e)(i) above, the holders of the Preferred Stock shall, upon notice from the Corporation, surrender the certificates representing such shares at the office of the Corporation or of its transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock so surrendered were convertible on the date on which such conversion occurred. The Corporation shall not be obligated to issue such certificates unless certificates evidencing the shares of Preferred Stock being converted are either delivered to the

Corporation or any such transfer agent, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

                  (f) Dividends. In the event the Corporation shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution (other than a distribution in liquidation, a distribution as provided for in Sections 2(c) or 2(d) or other distribution otherwise provided for herein) with respect to the Common Stock payable in (i) securities of the Corporation other than shares of Common Stock, or (ii) other assets (excluding cash dividends or distributions), then and in each such event provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date (as that term is hereafter defined in Section 5(i)), retained such securities or such other assets receivable by them during such period, giving application to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Preferred Stock.

                  (g) Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or a different number of shares of any class or classes of capital stock, whether by capital reorganization, recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5, or the sale of all or substantially all of the Corporation's capital stock or assets to any other person), then and in each such event the holders of the Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of capital stock and other securities and property receivable upon such reorganization, recapitalization, reclassification or other change by the holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, recapitalization, reclassification or change, all subject to further adjustment as provided herein.

                  (h) Certificate as to Adjustments; Notice by Corporation. In each case of an adjustment or readjustment of the Applicable Conversion Rate, the Corporation at its expense will furnish each holder of Preferred Stock so affected with a certificate prepared by the Treasurer or Chief Financial Officer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based. Within 90 days of the end of each fiscal year of the Corporation, the Corporation at its expense will furnish each holder of Preferred Stock so affected with a certificate, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

                  (i)  Exercise  of  Conversion   Privilege.   To  exercise  its
conversion privilege, a holder of Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock or Preferred Stock, as applicable, issuable upon such conversion shall be issued. The certificate or certificates for shares of Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Preferred Stock being converted, shall be the "Conversion Date". As promptly as practicable after the Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock or Preferred Stock, as applicable, issuable upon the conversion of such shares of Preferred Stock in accordance with the provisions of this Section 5, and cash, as provided in Section 5(j), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock or Preferred Stock, as applicable, shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock or Preferred Stock, as applicable, represented thereby.

                  (j) Cash in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Preferred Stock, the Corporation shall pay to the holder of the shares of Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the fair market value per share of the Common Stock at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the aggregate number of shares of Preferred Stock being converted at any one time by any holder thereof, not upon each share of Preferred Stock being converted.

                  (k) Reservation of Common Stock. Subject to the shareholder vote of the Corporation referred to in Section 6.18 of the Purchase Agreement, the Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Voting Common Stock, Nonvoting Common Stock and Preferred Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock and Preferred Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock (including any shares of Preferred Stock represented by any warrants, options, subscription or purchase rights for Preferred Stock), and if at any time the number of authorized but unissued shares of Common Stock and Preferred Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock (including any shares of Preferred Stock represented by any warrants, options, subscriptions or purchase rights for such Preferred Stock), the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock and Preferred Stock to such number of shares as shall be sufficient for such purpose.

                  (l) Reissuance of Preferred Stock. Except for the shares of Preferred Stock which will be reserved for reissuance upon the conversion of Preferred Stock pursuant to this Section 5 and subject to the provisions of
Section 5(n)(iii), no share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue. Upon any of the foregoing events, the Corporation shall from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Preferred Stock.

                  (m) Payment of Accrued and Unpaid Dividends Upon Conversion. Immediately upon any conversion of shares of Preferred Stock into Common Stock pursuant to this Section 5, at the option of the holder of such Preferred Stock, the Corporation shall pay in cash to such holder all accrued and unpaid dividends thereon, whether or not earned or declared, up to and including the Conversion Date.

                  (n) Conversion Rights of Series C Preferred Stock into Series A Preferred Stock, Series B Preferred Stock or Voting Common Stock. The holders of the Series C Preferred Stock shall have the following rights with respect to the conversion of such shares into shares of Voting Common Stock, Series A Preferred Stock, Series B Preferred Stock:

                  (i) General. In connection with the disposition of such shares upon the occurrence (or the expected occurrence as described in Section 5(n)(iii) below), of any Conversion Event (as defined herein), each holder of Series C Preferred Stock shall be entitled to convert such

Series C Preferred Stock into an equal number of shares of Series A Preferred Stock or Series B Preferred Stock or the number of shares of Voting Common Stock provided for in this Section 5.

                  (ii) Conversion Event. For purposes of this Section 5(n), a "Conversion Event" shall mean, (A) any sale to the public in a widely dispersed offering (including, without limitation, a public offering registered under the Securities Act of 1933), (B) any disposition under Rule 144 or Rule 144A promulgated by the Securities and Exchange Commission under the Securities Act of 1933, or any similar rule then in force of no more than two percent (2%) of the outstanding voting securities of the Corporation, (c) any transfer pursuant to a right of first refusal set forth in the Transfer Restriction Agreement (as defined in the Purchase Agreement) or (D) any transfer in a single transaction to an independent third party who acquires at least a majority of the voting stock of the Corporation without regard to the transfer of such securities. For purposes of this Section 5(n), "person" shall include any natural person and any corporation, partnership, joint venture, trust, unincorporated organization and any other entity or organization.

                  (iii) Conversion Prior to Conversion Event. Each holder of Series C Preferred Stock shall be entitled to convert shares of Series C Preferred Stock in connection with any Conversion Event if such holder reasonably believes that such Conversion Event shall be consummated, and a written request for conversion from any holder of Series C Preferred Stock to the Corporation stating such holder's reasonable belief that a Conversion Event shall occur shall be conclusive and shall obligate the Corporation to effect such conversion in a timely manner so as to enable each such holder to participate in such Conversion Event. The Corporation shall not cancel the shares of Series C Preferred Stock so converted before the tenth day following such Conversion Event and shall reserve such shares until such tenth day for reissuance in compliance with the next sentence. If any shares of Series C Preferred Stock are converted into shares of Series A Preferred Stock, Series B Preferred Stock or Voting Common Stock in connection with a Conversion Event and such shares of Series A Preferred Stock, Series B Preferred Stock or Voting Common Stock are not actually distributed, disposed of or sold pursuant to such Conversion Event, such shares of Series A Preferred Stock, Series B Preferred Stock or Voting Common Stock shall be promptly converted back into the same number of shares of Series C Preferred Stock, and during such period prior to such distribution, disposal or sale, the holder of such Series A Preferred Stock, Series B Preferred Stock or Voting Common Stock shall not be entitled to vote such shares notwithstanding provisions of this Certificate of Designation or the Corporation's Certificate of Incorporation.

                  (iv) Exercise of Conversion Privilege. Each holder of Series C Preferred Stock shall exercise its conversion privilege in the same manner specified for conversion of Preferred Stock into Common Stock in this Section 5.

                  (v) Transfer. The Corporation shall not close its books against the transfer of shares of Voting Common Stock in any manner which would interfere with the timely conversion of any shares of Series C Preferred Stock. The Corporation shall assist and cooperate with any holder of Series C Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Series C Preferred Stock hereunder (including, without limitation, making any filings required to be made by the Corporation), provided, that the costs and expenses of the Company in connection therewith (including attorneys' fees) shall be paid by such holder.

         6.       Redemption.

                  (a) Put Option Redemption Upon a Change of Control or Event of Noncompliance. (i) In the event of a Change of Control (as defined in the Purchase Agreement) or the Corporation obtains knowledge of a proposed transaction or series of transactions which would result in a Change of Control, or (ii) at the request (a "Put Request") of the holders of a majority of the then outstanding shares of Preferred Stock upon an Event of Noncompliance, other than in respect of Section 11.02(d), under the Purchase Agreement, the Corporation will, within three days of (x) the earlier of such Change of Control or obtaining such knowledge of the proposed Change of

Control or (y) the date of the Put Request, give written notice of such event to each holder of shares of Preferred Stock, which notice shall contain a written irrevocable offer by the Corporation to redeem, by a date (the "Redemption Date") specified in such notice (which date shall not be less than 30 days and not more than 60 days after the date of such notice and which date shall not be earlier than the date of the Change of Control), all of the shares of the Preferred Stock held by such holder in full (and not in part). Such offered redemption shall be made on the Redemption Date at a price equal to (i) in the case of a redemption in connection with a Change of Control or an Event of Noncompliance not relating to Section 6.05, 6.09, 6.18 or 11.02(d) of the Purchase Agreement, 101% of the Liquidation Preference of the Preferred Stock, plus all accrued but unpaid dividends thereon, or (ii) in the case of a redemption in connection with an Event of Noncompliance relating to Sections 6.05, 6.09 or 6.18 of the Purchase Agreement, 120% of the Liquidation Preference of the Preferred Stock, plus all accrued but unpaid dividends thereon, upon acceptance by such holder mailed to Corporation at least seven days prior to the Redemption Date.

                  (b) Call Option Redemption. At any time on or after February 27, 2002, the Corporation may, at its option, upon notice to each holder of shares of Preferred Stock not less than 30 days and not more than 60 days prior to the date fixed for such redemption, redeem all but not less than all of the then outstanding shares of Preferred Stock, for a redemption price equal to the greater of (i) the Fair Market Value of the Common Stock (as defined in the Purchase Agreement) as of the date of redemption or (ii) 100% of the Liquidation Preference of the Preferred Stock, plus all accrued but unpaid dividends thereon.

         7.       Restrictions and Limitations.

         The Corporation shall not take any corporate action or otherwise amend its Certificate of Incorporation or By-laws without the approval by vote or written consent of the holders of at least 100% of the then outstanding shares of Preferred Stock (voting as a separate class), each share of Preferred Stock to be entitled to one vote in each instance, if such corporate action or amendment would change any of the rights, preferences, privileges of or limitations provided for herein for the benefit of any shares of Preferred Stock or materially adversely affect the rights of the holders of the Preferred Stock. Without limiting the generality of the preceding sentence, the Corporation will not amend its Certificate of Incorporation or take any other corporate action without the approval of the holders of at least two thirds of the then outstanding shares of Preferred Stock, voting separately as a single class, if such amendment or corporate action would:

                  (a) cause or authorize the Corporation to redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose), any share or shares of equity securities of the Corporation other than as provided for in Section 6 hereof; or

                  (b) authorize, create or issue, or obligate the Corporation to authorize, create or issue, additional shares of any security senior to or on a parity with the Preferred Stock; or

                  (c) reduce the amount payable to the holders of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

                  (d) adversely affect the liquidation preferences, dividend rights, voting rights or redemption rights of the holders of Preferred Stock; or

                  (e) cancel or modify the conversion rights of the holders of Preferred Stock provided for in Section 5 herein.

         8. No Dilution or Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of capital stock or assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Corporation
(a) will not increase the par value of any shares of stock receivable on the conversion of the Preferred Stock above the amount payable therefor on such conversion, and (b) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Preferred Stock from time to time outstanding.

         9.       Notices of Record Date.  In the event of:

                  (a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right, or

                  (b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other Corporation, or any other entity or person, or

                  (c) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

then and in each such event the Corporation shall mail or cause to be mailed to each holder of Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed by first class mail, postage prepaid, at least 20 days prior to the date specified in such notice on which such action is to be taken.

                  IN WITNESS WHEREOF, TELEBANC FINANCIAL CORPORATION has caused this Certificate of Designation to be made under the seal of the Corporation and signed by Mitchell H. Caplan, its President, and attested to by Sang-Hee Yi, its Assistant Secretary, this 25th day of February, 1997.

                                    TELEBANC FINANCIAL CORPORATION


                                    By: /s/ Mitchell H. Caplan
                                        -----------------------------------
                                        Mitchell H. Caplan
                                        President

[SEAL]


Attest:

/s/ Sang-Hee Yi
-----------------------
Sang-Hee Yi
Assistant Secretary